EXHIBIT 11
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
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                                                                          For the Three Months                For the Six Months
                                                                              Ended June 30                      Ended June 30
                                                                       -------------------------------------------------------------
Dollars and shares in thousands, except per share amounts              1996               1995            1996              1995
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Primary
Net earnings ...............................................        $ 237,881         $  77,944         $ 362,142         $ 152,081
Preferred stock dividend ...................................           (8,969)           (8,969)          (17,938)          (17,938)
                                                                     ---------------------------------------------------------------
   Net earnings applicable to common stock .................          228,912            68,975           344,204           134,143

Weighted average common stock outstanding ..................          248,294           245,804           247,983           245,298
Dilutive common stock equivalents (a).......................            1,254             1,050             1,121               947
                                                                     ---------------------------------------------------------------
                                                                      249,548           246,854           249,104           246,245

                                                                     ---------------------------------------------------------------
      Net earnings per common share ........................        $    0.92         $    0.28         $    1.38         $    0.54
                                                                     ---------------------------------------------------------------


Fully Diluted
Net earnings ...............................................        $ 237,881         $  77,944         $ 362,142         $ 152,081

Weighted average common stock outstanding ..................          248,294           245,804           247,983           245,298
Dilutive common stock equivalents ..........................            1,933             1,624             1,794             1,487
Conversion of preferred stock (b)...........................           16,667            16,667            16,667            16,667
                                                                     ---------------------------------------------------------------
                                                                      266,894           264,095           266,444           263,452

                                                                     ---------------------------------------------------------------
      Net earnings per common share ........................        $    0.89         $    0.30         $    1.36         $    0.58
                                                                     ---------------------------------------------------------------
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(a) The dilutive  effect is less than 3 percent.

(b) During 1995, the effect of assumed conversion of preferred stock on earnings per common stock is antidilutive.